Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Second Quarter Fiscal 2015 Results

RACINE, WI, October 30, 2014 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the second quarter ended September 30, 2014.  Highlights and year-over-year comparisons include:

•	Sales of $377.3 million, up 4 percent;
•	Operating income of $7.9 million, down $2.7 million;
•	GAAP earnings per share of $0.04, down $0.06;
•	Adjusted earnings per share of $0.05, down $0.11.

“Sales continue to show year-over-year increases despite mixed market conditions,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “However, our earnings during the quarter were negatively impacted by sales mix and inefficiencies related to plant consolidations and volume shifts.”

Second Quarter Financial Results

Sales in the second quarter of fiscal 2015 grew $13.1 million, or 4 percent, from the second quarter of fiscal 2014, driven by increases in our Europe, Asia, and Building HVAC segments.  Gross profit decreased $0.5 million, or 1 percent, and gross margin decreased 70 basis points to 15.0 percent, largely due to mix of lower margin product and plant inefficiencies, including overtime, scrap and expedited freight.  Selling, general and administrative (SG&A) expenses increased $1.8 million, due primarily to higher compensation-related expenses, including the additional SG&A of the Barkell business acquired last year.  The company recorded $1.0 million of restructuring expenses, of which $0.8 million related to the ongoing restructuring in Europe and $0.2 million related to the closure of the McHenry manufacturing facility in North America.  Net earnings attributable to Modine of $1.7 million decreased $2.9 million from the prior year, and represents GAAP earnings per share of $0.04 compared to $0.10 last year. Excluding restructuring and accelerated depreciation expenses, the company reported adjusted earnings per share of $0.05 in the second quarter of fiscal 2015, compared with $0.16 in the second quarter of last year.

Free cash flow in the quarter was $5.7 million.  Expenditures for property, plant and equipment were up $5.6 million to $16.8 million compared to the prior year.  Net debt was $88.5 million at September 30, 2014, an increase of $11.3 million from the end of fiscal 2014. Cash and cash equivalents at the end of the second quarter were $71.3 million.

Second Quarter Segment Results

North America segment sales decreased 2 percent to $143.8 million compared with $146.0 million one year ago.  The decrease was driven primarily by lower sales to off-highway customers and lower tooling sales, partially offset by higher sales to commercial vehicle customers.  Operating income decreased $3.8 million to $7.9 million compared with the prior year, due to unfavorable sales mix, higher warranty costs, production inefficiencies and expenses related to the McHenry plant closure.

Europe segment sales increased 5 percent to $146.4 million compared with $138.9 million in the prior year.  This growth was primarily due to higher sales to commercial vehicle and automotive customers.  Operating income for the quarter of $4.6 million included $0.8 million of restructuring charges related to the plant consolidation in Germany.  Operating income improved $1.3 million, compared with the second quarter of the prior year, primarily due to $2.1 million of restructuring-related accelerated depreciation expense in the prior year partially offset by unfavorable sales mix and production inefficiencies.

South America segment sales decreased 14 percent to $27.2 million compared with $31.8 million one year ago due primarily to lower sales to commercial vehicle, off-highway and automotive customers as economic conditions in Brazil continue to be weak.  The segment reported $0.3 million of operating income, $2.2 million less than the prior year, due primarily to lower sales volume.

Asia segment sales increased 17 percent to $19.0 million compared with $16.2 million one year ago as higher sales in India were partially offset by lower off-highway export sales from our Korean joint venture. The segment reported an operating loss of $0.7 million, a $0.4 million improvement from the prior year.  This improvement was primarily the result of the higher sales volume.

Building HVAC segment sales increased 31 percent to $45.5 million compared with $34.8 million one year ago.  Of this increase, Airedale sales in the U.K. were up $6.4 million, including $3.8 million related to the newly acquired Barkell business.  North American heating and school product sales also increased on a year-over-year basis.  Operating income of $3.2 million was up $2.0 million from the prior year on the higher sales volume.

Outlook

“We expect market conditions in Brazil to remain weak, and are not yet planning for significant improvement from the present levels in the off-highway markets in China and North America,” Burke commented.  “However, the commercial vehicle market in North America and the automotive market in Europe remain strong, and we expect the production inefficiencies related to both increased volumes and plant consolidations in these regions to improve through the balance of the year.”

Based on the current market outlook and expectations, Modine provides the following guidance for fiscal 2015:

•	Full fiscal year-over-year sales up 3 to 6 percent;
•	Adjusted operating income of $65 million to $73 million, up from $61.3 million in fiscal 2014; and
•	Adjusted earnings per share of $0.63 to $0.73, reflecting the impact of higher income tax expense subsequent to the U.S. valuation allowance reversal in the fourth quarter of fiscal 2014.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, October 30, 2014 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2015 second quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com after October 30, 2014.  A call-in replay will be available through midnight on November 4, 2014, at 855.859.2056, (international replay 404.537.3406); Conference ID# 17191902.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after November 4, 2014.

About Modine

Modine, with fiscal 2014 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2014 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s European restructuring program; the overall health and price-down focus of Modine’s customers, particularly in light of some remaining market challenges; the ability of the Company to execute the closure of its McHenry, Illinois facility efficiently and in a manner consistent with its expectations; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; the effects of the fire at Modine’s Airedale facility, including inefficiencies associated with Airedale’s operations in temporary sites and timely recovery of insurance proceeds; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China and the remaining economic uncertainties in certain markets in the European Union and North America; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges and restructuring related expenses and certain losses directly attributable to the fire at our Airedale manufacturing facility.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and other unusual or infrequently occurring charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring expenses.   This is a measure of cash generated from operations, excluding payments for restructuring expenses, during the period that is available for strategic capital decisions.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

	(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2014	2013	2014	2013
Net sales	$377.3	$364.2	$769.8	$740.0
Cost of sales	320.6	307.0	645.4	620.9
Gross profit	56.7	57.2	124.4	119.1
Selling, general & administrative expenses	47.8	46.0	90.6	88.4
Restructuring expenses	1.0	0.6	1.8	1.1
Operating income	7.9	10.6	32.0	29.6
Interest expense	(3.0)	(3.2)	(6.1)	(6.2)
Other income (expense) - net	0.5	-	0.3	(0.5)
Earnings before income taxes	5.4	7.4	26.2	22.9
Provision for income taxes	(3.4)	(2.4)	(10.1)	(7.3)
Net earnings	2.0	5.0	16.1	15.6
Net earnings attributable to noncontrolling interest	(0.3)	(0.4)	(0.7)	(1.0)
Net earnings attributable to Modine	$1.7	$4.6	$15.4	$14.6

Net earnings per share attributable to Modine shareholders - diluted:	$0.04	$0.10	$0.32	$0.31

Weighted average shares outstanding - diluted:	47.7	47.6	47.7	47.4

Condensed consolidated balance sheets (unaudited)

		(In millions)
	September 30, 2014	March 31, 2014
Assets
Cash and cash equivalents	$71.3	$87.2
Trade receivables	208.3	221.1
Inventories	126.5	116.8
Deferred income taxes	13.6	13.0
Other current assets	82.6	60.7
Total current assets	502.3	498.8
Property, plant and equipment - net	349.1	359.6
Deferred income taxes	94.4	98.6
Other noncurrent assets	66.4	75.3
Total assets	$1,012.2	$1,032.3

Liabilities and shareholders' equity
Debt due within one year	$29.3	$33.2
Accounts payable	158.5	171.1
Other current liabilities	165.3	152.9
Total current liabilities	353.1	357.2
Long-term debt	130.5	131.2
Other noncurrent liabilities	101.9	115.3
Total liabilities	585.5	603.7
Total equity	426.7	428.6
Total liabilities & equity	$1,012.2	$1,032.3

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
		(In millions)

	Six months ended September 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$16.1	$15.6
Adjustments to reconcile net earnings with net cash provided by operating activities:
Depreciation and amortization	26.5	31.7
Insurance proceeds from Airedale fire	7.3	6.5
Other - net	7.8	3.7
Net changes in operating assets and liabilities	(34.1)	(8.5)
Net cash provided by operating activities	23.6	49.0

Cash flows from investing activities:
Expenditures for property, plant and equipment	(29.2)	(21.4)
Costs to replace building and equipment damaged in Airedale fire	(3.1)	-
Insurance proceeds from Airedale fire	-	1.4
Other - net	(0.1)	2.8
Net cash used for investing activities	(32.4)	(17.2)

Cash flows from financing activities:
Net (decrease) increase in debt	(4.5)	5.1
Other - net	0.2	(2.0)
Net cash (used for) provided by financing activities	(4.3)	3.1

Effect of exchange rate changes on cash	(2.8)	1.2

Net (decrease) increase in cash and cash equivalents	(15.9)	36.1

Cash and cash equivalents at beginning of the period	87.2	23.8

Cash and cash equivalents at end of the period	$71.3	$59.9

Segment operating results (unaudited)
				(In millions)

	Three months ended September 30,		Six months ended September 30,
	2014	2013	2014	2013
Net sales:
North America	$143.8	$146.0	$295.5	$294.7
Europe	146.4	138.9	305.0	285.1
South America	27.2	31.8	52.4	66.2
Asia	19.0	16.2	39.8	34.5
Building HVAC	45.5	34.8	86.2	67.2
Segment net sales	381.9	367.7	778.9	747.7
Corporate and eliminations	(4.6)	(3.5)	(9.1)	(7.7)
Net sales	$377.3	$364.2	$769.8	$740.0

Operating income (loss):
North America (a)	$7.9	$11.7	$24.0	$26.0
Europe (a)	4.6	3.3	15.0	11.3
South America (a)	0.3	2.5	0.1	5.1
Asia	(0.7)	(1.1)	0.2	(1.4)
Building HVAC (a)	3.2	1.2	6.4	2.2
Segment operating income	15.3	17.6	45.7	43.2
Corporate and eliminations	(7.4)	(7.0)	(13.7)	(13.6)
Operating income	$7.9	$10.6	$32.0	$29.6

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring and other unusual charges recorded within these segments.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)
	(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2014	2013	2014	2013
Operating income	$7.9	$10.6	$32.0	$29.6
Restructuring expenses - Europe (a)	0.8	0.6	1.1	1.1
Accelerated depreciation - Europe (b)	-	2.1	-	4.3
Restructuring expenses - South America (a)	-	-	0.5	-
Restructuring expenses - North America (a)	0.2	-	0.2	-
Loss from Airedale fire - Building HVAC (c)	-	0.5	-	0.5
Adjusted operating income	$8.9	$13.8	$33.8	$35.5

Net earnings per share attributable to Modine shareholders - diluted	$0.04	$0.10	$0.32	$0.31
Restructuring expenses - Europe (a)	0.01	0.01	0.02	0.02
Accelerated depreciation - Europe (b)	-	0.04	-	0.09
Restructuring expenses - South America (a)	-	-	0.01	-
Restructuring expenses - North America (a)	-	-	-	-
Loss from Airedale fire - Building HVAC (c)	-	0.01	-	0.01
Adjusted earnings per share	$0.05	$0.16	$0.35	$0.43

(a)	Restructuring expenses primarily relate to equipment transfer, plant consolidation and employee severance related costs.
(b)	Accelerated depreciation, which is reported in cost of sales, relates to production equipment that is no longer used because of manufacturing process changes in Germany.
(c)
Losses and costs incurred as a result of the Airedale fire, which will not be reimbursed by the Company's insurance provider, primarily relate to the write-off of certain assets (leasehold improvements) destroyed by the fire.

There was no income tax impact related to the Europe restructuring expenses or accelerated depreciation because of income tax valuation allowances in Germany.

Net debt (unaudited)
	(In millions)

	September 30, 2014	March 31, 2014
Debt due within one year	$29.3	$33.2
Long-term debt	130.5	131.2
Total debt	159.8	164.4

Less: cash and cash equivalents (a)	71.3	87.2
Net debt	$88.5	$77.2

(a)
Cash and cash equivalents as of September 30, 2014 and March 31, 2014, included $14.6 million and $16.8 million, respectively, of advances from the Company's insurance provider that remain to be spent for recovery and reconstruction costs from the Airedale fire.

Free cash flow (unaudited)
	(In millions)

	Three months ended September 30,		Six months ended September 30,
	2014	2013	2014	2013
Net cash provided by operating activities (a)	$21.1	$33.1	$23.6	$49.0
Expenditures for property, plant and equipment	(16.8)	(11.2)	(29.2)	(21.4)
Payments for restructuring expenses	1.4	1.8	3.8	2.5
Free cash flow	$5.7	$23.7	$(1.8)	$30.1

(a)
Net cash provided by operating activities for the three and six months ended September 30, 2014 was positively impacted by $2.2 million and $0.9 million, respectively, related to the timing of insurance proceeds from the Airedale fire.

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com